Exhibit I

to Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated February 17, 2015 in connection with their beneficial ownership of Neff Corp.

Zweig-DiMenna Associates LLC

By:	/s/ Kevin Cannon

Name: Kevin Cannon
Title: Chief Executive Officer

Zweig-DiMenna International Managers, Inc.

By:	/s/ Kevin Cannon

Name: Kevin Cannon
Title: Chief Executive Officer